Exhibit 10.1

MCM
Midland Credit Management, Inc.

5775 Roscoe Court	4302 E. Broadway
San Diego, CA 92123	Phoenix, AZ 85040
Tel: (858) 560-2600	Tel: (602) 707-0211
Fax: (858) 309-6980	Fax: (602) 431-1801

September 20th 2004

Paul Grinberg
[Address]

Dear Paul:

Welcome to Midland Credit Management Inc, (the “Company”). As you know, employment relationships with the Company are “at will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without notice or cause. The Company also has the right to change at-will the compensation, benefits, duties, assignments or responsibilities of your position. While certain paragraphs of this letter agreement describe events which could occur at a particular time in the future, nothing in your offer or this letter agreement may be construed as guaranteeing employment of any length. If any representations have been made contrary to this at-will relationship, such representations are superseded by this letter agreement. This at-will relationship only may be altered by a written document signed by the Company’s President.

Notwithstanding that your employment relationship with the Company is at all times “at will,” and although the Company does not have a policy or practice of offering separation benefits to terminated employees, the Company will make certain termination benefits available to you under the conditions described below.

1.	Termination Without Cause. In the event your employment is terminated without Cause during the first six (6) months of your employment, upon your execution and delivery of the Company’s standard General Release and Waiver of Claims, the Company will pay you an amount equal to six (6) months’ of annual base salary in effect on the date of termination, less usual deductions. In the event your employment is terminated without Cause thereafter, upon your execution and delivery of the Company’s standard General Release and Waiver of Claims, the Company will pay you an amount equal to the number of full months of your employment multiplied by your monthly base salary in effect on the date of termination, up to a maximum of 12 months’ base salary, less usual deductions. Any payments will be made according to the Company’s regular payroll schedule.

For purposes of this offer, “Cause” is defined as (i) your failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (ii) your failure to substantially perform your duties, which failure amounts to a repeated and consistent neglect of your duties; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest, with respect to a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (vi) conduct materially injurious to the Company’s reputation or business; or (vii) willful misconduct.

2.	Resignation for Good Reason. In the event you resign your employment for Good Reason, upon your execution and delivery of the Company’s standard General Release and Waiver of Claims, the Company will pay you an amount equal to the number of full months of your employment multiplied by your monthly base salary in effect on the date of termination. Under this clause, the minimum payment regardless of tenure will be six (6) months’ base salary, and the maximum payment will be twelve (12) months’ base salary, less usual deductions. Any payments will be made according to the Company’s regular payroll schedule. For purposes of this offer, “Resignation for Good Reason” is defined as your resignation within three (3) months after the first occurrence of any of the following events: (i) any reduction in your base compensation; (ii) any significant reduction in your responsibilities and authority; or (iii) a relocation by the Company of your employment to a location outside Southern California; or (iv) the failure of the Company to transition you to the role of Chief Financial Officer by the end of June 2005, unless this failure is due to a Termination for Cause as defined in section 1 of this letter. An event described in this Section will not constitute Good Reason unless you provide written notice to the Company of your intention to resign for Good Reason and unless the Company does not cure the Good Reason within thirty (30) days of its receipt of the written notice.

3.	Resignation without Good Reason, Termination for Cause, Termination for Death or Disability. In the event you resign your employment without Good Reason or your employment is terminated for Cause or as a result of your death or a disability which cannot be reasonably accommodated and which renders you unable to perform the essential functions of your position for ninety (90) days, you are entitled to receive the portion of base compensation and any vacation accrued and owing to you through the termination date.

4.	Termination Following Change of Control. In the event that following a Change of Control you are not offered a position (a) with terms and duties consistent with those you enjoyed as of the date of the Change of Control; and (b) which allows you to perform those duties from San Diego County, upon your execution and delivery of the Company’s standard General Release and Waiver of Claims, the Company will pay you an amount equal to twelve (12) months’ base salary in effect at the time of termination, less usual deductions. The payments will be made according to the Company’s regular payroll schedule. For purposes of this offer, a Change of Control occurs when (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company, unless that party currently owns 10% or more of the Company’s outstanding securities (ii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty (50) percent of the combined voting power of the Company or other corporation resulting from such Transaction; or (iii) all or substantially all of the assets of the Company are sold, liquidated or distributed.

5.	Further, if as of the date of your termination following a Change of Control as described above you are eligible for a bonus under the Company’s bonus programs then in place, you will receive a pro rata portion of the bonus through your termination date, providing you already have twelve (12) months of tenure with the Company on the date of the Change of Control.

Sincerely,

/s/ Carl C. Gregory, III
——————————————

Carl Gregory
Chief Executive Officer
Midland Credit Management Inc.

ACCEPTED:

/s/ Paul Grinberg ——————————————	September 20, 2004 ———————
Paul Grinberg	Date